Exhibit 23.1

802 N Washington St

Spokane, WA 99201

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in the Form 8-K of our report dated November 12, 2020, on the consolidated balance sheet of West of Hudson Group, Inc. as of June 30, 2020 and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for the period from January 2, 2020 (inception) to June 30, 2020, and the related notes to the financial statements. Our report contains an emphasis of matter paragraph regarding substantial doubt as to West of Hudson Group, Inc.’s ability to continue as a going concern.

/s/ Fruci & Associates II, PLLC

Spokane, Washington

November 12, 2020